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                     July 21, 2022

       Rahul Ghai
       Chief Financial Officer
       Otis Worldwide Corp
       One Carrier Place
       Farmington, Connecticut 06032

                                                        Re: Otis Worldwide Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 4,
2022
                                                            Form 10-Q for the
Quarterly Period Ended March 31, 2022
                                                            Filed April 27,
2022
                                                            File No. 001-39221

       Dear Mr. Ghai:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing